Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-36893, 333-32048, and 333-109300) on Form S-8 of our report dated June 29, 2023, with respect to the financial statements and the supplemental schedules of YUM! Brands 401(k) Plan.

/s/ KPMG LLP

Indianapolis, Indiana
June 29, 2023